Exhibit 99.1

Energy Focus, Inc. Provides Preliminary Second Quarter 2019 Financial Results

SOLON, Ohio, August 14, 2019 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in advanced LED retrofit technologies, today announced preliminary unaudited financial results for its second quarter of fiscal 2019, which ended June 30, 2019.
Preliminary Unaudited Financial Results
Net sales for the second quarter of fiscal 2019 are expected to be approximately $3.1 million, compared with $3.2 million in the first quarter of fiscal 2019 and $5.2 million in the second quarter of 2018. Preliminary net loss in the second quarter of fiscal 2019 is estimated to be approximately $1.9 million to $2.0 million.
“The second quarter of 2019, during which I rejoined the Company and our management and board overhaul ensued, brought a regenerated Energy Focus that is dedicated to establishing leadership in product quality, technology innovation, sustainability impact and customer relationships in the LED lighting industry”, said James Tu, Chairman and CEO of Energy Focus, Inc. “We are pleased and excited that the Company is now organizationally positioned to grow and to best serve the lighting needs of mission critical facilities, be it in healthcare, education, commercial and industrial, nonprofit or government entities.”
The Company cautions that its anticipated financial results are preliminary and based on the best information currently available and are subject to completion of customary accounting adjustments and the quarterly review procedures by the Company’s independent auditors.
Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our need for additional financing in the near term to continue our operations; (ii) our ability to continue as a going concern for a reasonable period of time; (iii) our ability to implement plans to

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

increase sales and control expenses; (iv) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (v) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vi) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities; (vii) our ability to compete effectively against companies with lower cost structures or greater resources, or more rapid development efforts, and new competitors in our target markets; (viii) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (ix) market acceptance of LED lighting technology; (x) our ability to remediate our material weakness, maintain effective internal controls and otherwise comply with our obligations as a public company and under Nasdaq listing standards; (xi) our ability to attract and retain qualified personnel, and to do so in a timely manner; (xii) the impact of any type of legal inquiry, claim, or dispute; (xiii) general economic conditions in the United States and in other markets in which we operate or secure products; (xiv) our dependence on military customers and on the levels of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xv) our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers; (xvi) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xvii) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xviii) any delays we may encounter in making new products available or fulfilling customer specifications; (xix) any flaws or defects in our products or in the manner in which they are used or installed; (xi) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xxi) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; and (xxii) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade.
About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technologies. As the creator of the first flicker-free LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com
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Media Contact:
Ashley Tolfo
Energy Focus, Inc.
(800) 327-7877
atolfo@energyfocus.com

Investor Contacts:

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Satya Chillara
Darrow Associates, Inc.
(510) 396-2776
ir@energyfocus.com

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877